                                    PREAMBLE

This plan, to be known as the Executive and Directors Deferred Income Plan of Deposit Guaranty Corp., is established as of the Effective Date to provide its Directors and eligible Executive Employees of Deposit Guaranty Corp., its participating subsidiaries and affiliates, with a means of deferring income for retirement and other stated purposes.





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
                                   ARTICLE I

                                  DEFINITIONS

The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context:

1.1 "Administrator" means the persons, appointed by the Board of Directors of the Company, with authority and responsibility to manage and direct the operation and administration of the Plan. Unless otherwise specified by the Board of Directors the Committee shall be the Administrator.

1.2 "Beneficiary Designation Form" means the form promulgated by the Administrator by which an eligible Employee designates a Beneficiary or Beneficiaries in the event of the Employee's death.

1.3      "Benefits" means those benefits elected by an eligible Employee under
         Article 4.

1.4 "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

1.5 "Code" means the Internal Revenue Code of 1954, as amended (and including regulations issued thereunder).

1.6      "Committee" means the Administrative Committee referred to in
         Article 5.





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
1.7 "Company" means Deposit Guaranty Corp., a corporation duly organized and existing under the laws of the State of Mississippi.

1.8 "Compensation" means the base salary and bonuses of Employees, retainer fees and meeting fees for directors and fees for consultants regularly retained by an Employer.

1.9      "Effective Date" means January 1, 1986.

1.10 "Employee" means an officer of an Employer whose compensation exceeds $35,000 per annum, a director of an Employer, a member of the Advisory Board of Company or Deposit Guaranty National Bank, or a consultant paid an annual fee by an Employer.

1.11 "Employer" means the Company and any subsidiary or affiliated corporation which, with the approval of the Board of Directors and subject to such conditions as the Board of Directors may impose, adopts this Plan, and any successor or successors of any of them.

1.12 "Participant" means an eligible Employee who becomes a Participant pursuant to Article 2.

1.13 "Plan" means the Executive Deferred Income Plan of Deposit Guaranty Corp. as herein set forth and as it may hereafter be amended from time to time.

1.14     "Plan Year" means a calendar year.





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                                   ARTICLE 2

                         ELIGIBILITY AND PARTICIPATION


2.1      Eligibility

         Employees eligible to participate in the Plan ("Eligible Employees") shall be limited to the Chief Executive Officer of the Company and those Employees designated annually in writing by the Chief Executive Officer.

2.2      Participation

         Each Eligible Employee shall become a Participant on the later of:

         A.      the Effective Date

         B. the first day of the year next following the day on which the Employee has completed and filed a Participation Agreement in accordance with Article 3.

2.3      Termination of Participation

         Participation shall terminate on the date all benefits have been paid pursuant to Article IV.





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                                   ARTICLE 3

                            ELECTION TO DEFER INCOME

3.1 Eligible Employees may elect prior to December 31 to defer an amount not to exceed fifty percent (50%) of total compensation, other than bonuses and fees, to be earned during the following year. The percentage applicable to bonuses and fees shall not exceed one hundred percent (100%). Annual deferrals may not be less than One Thousand and No/100 Dollars ($1,000.00). If Total Deferrals by all Eligible Employees exceeds ten percent (10%) of compensation, the Administrator may reduce any contribution in excess of ten percent (10%) of total compensation by giving written notice to the Eligible Employees so affected.

3.2      Eligible Employees may participate by executing a Deferral Agreement
         which must be accepted by   the Employer's representative. Such
         Agreements shall be effective for one year and shall be executed and delivered not later than December 31 of the year preceding the year of deferral.

3.3 Deferrals are made by the Employer withholding 1/24th of the annual deferral from each semimonthly pay period, provided, however, that deferrals from bonuses and fees shall be withheld pro rata from the number of payments made by Employer during the year. The aggregate amount of such withholdings shall be referred to as Total Deferrals.





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                                   ARTICLE 4

                                BENEFITS PAYABLE



4.1      Pre-retirement Benefits

         Pre-retirement Benefits are payable as set forth in the Deferral Agreement. Participants who have attained age fifty (50) at the time of Deferral are not eligible for any Pre-retirement Benefits. Pre-retirement benefits for Participants who are common law employees are further conditioned upon such Employee remaining in the continuous employ of the Employer. If a Participant's employment as a common law employee with the Employer is terminated prior to payment of all preretirement benefits, such benefits shall be recomputed as provided in Section 4.2 and the balance, if any, paid as a termination benefit.

4.2      Termination Benefits

         If Participant's employment as a common law employee with Employer terminates prior to Participant's sixty-second (62nd) birthday for any reason other than Participant's death or for cause, as hereinafter defined, the Employer will pay to the Participant within thirty (30) business days after Employee's termination in a lump sum the amount of Total Deferrals with interest thereon at the effective rate of ten year U. S. Treasury Obligations on January 1 of the Year of Deferral compounded annually from January 1 of the Year of Deferral to date of payment, less the value of any Pre-Retirement payments made to Participant. No interest will be paid on any amounts deferred in the





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         year of termination.  For purposes of this Plan the term "Cause" shall mean termination upon (a) the willful or continued failure by Participant to substantially perform Participant's duty with the Employer (other than any such failure resulting from Participant's incapacity due to physical or mental illness) after a written demand for substantial performances delivered to Participant by the Chief Executive Officer of the Employer, which demand specifically identifies the manner in which the Chief Executive Officer believes that Participant has not substantially performed Participant's duties,
         (b) the willful engaging by Participant in conduct which is demonstrably and materially injurious to the Employer, or (c) the willful rendering of any services of an advisory nature or otherwise to or becoming employed by or participating or engaging in any business competitive with any of the businesses of the Employer, or becoming the beneficial or record owner of more than one percent (1%) of the stock of any such business without the prior written consent of the Employer. In the event the Employer has determined that the Participant is in breach of this provision, the Employer may terminate his or her Participation in this Plan after written notice has been given to the Participant and the Participant has been given ten (10) business days to cure the breach of this Section. Notwithstanding the foregoing provisions, if Participant's Employment with the Employer is terminated after receiving written notice of termination indicating that the Participant has been terminated for cause, then the Employer may terminate his or her Participation and the sole amount payable to Participant pursuant to the terms of this Plan shall be the amount of Total Deferrals, with interest thereon at the effective rate of five





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
         percent (5%) per annum, compounded annually, from January 1 of the Year of Deferral to the date of payment, less the value of any Pre-Retirement payments made to Participant as of such date. Payments shall be made no later than five (5) business days following termination for Cause.

4.3      Disability Benefits

         If the Participant's employment with Employer is terminated prior to the Participant's sixty-second (62nd) birthday by reason of the Participant being permanently and totally disabled, as determined in accordance with the Employer's Long Term Disability Plan in force on the date of disability, the Participant's employment with Employer, for purposes of this Plan, shall be deemed to continue during the period of the Participant's permanent and total disability and the provisions of this Plan shall be applicable to the Participant to the same extent as if the Participant were, in fact, employed by the Employer during that period. Participants who are not common law employees of an Employer who become permanently and totally disabled prior to attaining age 70 shall, for purposes of the Plan, be deemed to maintain continuous service with the Employer until his or her 70th birthday.

4.4      Post-Retirement Payments

         Subject to the provisions hereinafter set forth, the Employer will pay to the Participant as Post-Retirement Payments fifteen (15) equal annual payments beginning January 1 following Employee's sixty-second
         (62nd) birthday or his retirement date if later. Benefits for Participants who





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
         are not common law employees. of an Employer shall be paid in ten (10) annual installments beginning January 1 following the Participant's 70th birthday. A Participant who is within four (4) years of normal retirement at the time of initial participation may elect on his Deferral Agreement to have benefits begin five (5) years from the Year of Deferral. The amount of the benefit is set forth in the Deferral Agreement. Participant shall not be entitled to any Post-Retirement Payments unless Participant has (a) attained age sixty-two (62), or
         (b) attained a full early retirement pension entitlement under the Employer's qualified Retirement Plan after ten (10) years of service, provided that in either event any common law Employee has been continuously employed by the Employer from the Year of Deferral.

4.5      Death Benefits

         In the event that the Participant dies while employed as a common law Employee by the Employer prior to Participant's sixty-second (62nd) birthday, the Employer shall pay the Participant's designated Beneficiary, either in lump sum or in five (5) annual installments, at the election of the Committee, payable on the first day of the next month following his or her death, the Total Deferrals by the Employee pursuant to Article 3 hereof with interest thereon at the effective rate of twenty percent (20%) per annum compounded annually, from January 1 of the Year of Deferral to date of payment, less the value of any Pre-Retirement Payments made to Participant. For Participants who are not common law Employees such payments shall be made if death occurs prior to the Participant's seventieth (70th) birthday.





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
4.6      Beneficiary Designation

         The Participant may, from time to time, designate any person or persons, (who may be designated contingently or successively) to whom payments are to be made if the Participant dies before receiving payment of all amounts due hereunder, by signing a form approved by the Administrator. A Beneficiary Designation Form will be effective only after the signed Form is filed with the Plan Administrator while the Participant is alive and will cancel all Beneficiary Designation Forms signed and filed earlier with the Administrator. If the Participant fails to designate a Beneficiary as provided above, or if all Designated Beneficiaries of the Participant die before the Participant or before complete payment of all amounts due hereunder, the Employer will pay, in a lump sum, the unpaid amount to the legal representative or representatives of the estate of the last to die of the Participant and the Beneficiary.





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
                                   ARTICLE 5
                                 ADMINISTRATION

5.1 Except as to those functions reserved within the Plan to the Board of Directors, the Administrative Committee ("Committee") shall control and manage the operation and Administration of the Plan. It shall consist of not less than three (3) nor more than seven (7) persons, who may or may not be Participants in the Plan and/or Members of the Board of Directors, to be appointed by the Board of Directors. Any member of the Committee may resign or be removed by the Board of Directors and new members may be appointed by the Board of Directors.

5.2 Any person appointed to be a member of the Committee shall signify his acceptance in writing to the Board of Directors. Any member of the Committee may resign by delivering his written resignation to the Board of Directors and such resignation shall become effective upon such delivery or upon any date specified therein.

5.3 A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of the business at any meeting. Any determination or action of the Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by a resolution or written memorandum concurred in by a majority of the members then in office.

5.4      The Committee shall select a Chairman and may select a secretary





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         (who may, but need not, be a member of the Committee) to keep its records or to assist it in the doing of any act or thing to be done or performed by the Committee.

5.5 No member of the Committee shall vote or be counted for quorum purposes on any matter relating solely to himself or his rights under the Plan.

5.6 Subject to the limitations of the Plan, the Committee shall establish rules for the administration of the Plan and the transaction of its business. It shall have the exclusive right (except as to matters reserved to the Board of Directors by the Plan or which the Board of Directors may reserve to itself) to interpret the Plan and to decide all matters arising thereunder, including the right to remedy possible ambiguities, inconsistencies, or omissions. All determinations of the Committee or the Board of Directors in respect to any matter hereunder shall be conclusive and binding in all persons. Without limiting the generality of the foregoing, the Committee shall have the following powers and duties:

         (A) To require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefits under the Plan;

         (B) To make and enforce such rules and regulations and prescribe the use of such forms as it shall deem necessary for the efficient administration of the Plan;





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
         (C) To decide on questions concerning the Plan and the eligibility of any Employee to participate in the Plan, in accordance with the provisions of the Plan;

         (D) To determine the amount of benefits which shall be payable to any person in accordance with the provisions of the Plan; to inform the Employer of the amount of such Benefits; and to provide a full and fair review to any Participant whose claim for benefits has been denied in whole or in part;

         (E) To allocate any of such powers and duties to or among individual members of the Committee;

         (F) To designate persons other than Committee members to carry out any duty or power which would otherwise be a fiduciary responsibility of the Committee or Administrator, under the terms of the Plan.

5.7 The Committee, subject to approval of the Board of Directors, may employ the services of such persons as it may deem necessary or desirable in connection with the Plan. The Committee, the Company, an Employer (and any person to whom it may delegate any duty or power in connection with the administration of the Plan) and all persons connected therewith may rely upon all tables, valuations, certificates, reports and opinions furnished by any duly appointed actuary, accountant (including Company Employees who are actuaries or accountants), or legal counsel, or other specialist, and they shall be fully protected in respect to any action





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
         taken or permitted in good faith in reliance thereon. All actions so taken or permitted shall be conclusive upon all persons.

5.8 To the extent permitted by law, neither the Committee, nor any member of the Committee, nor any other person, shall incur any liability for any acts or for any failure to act except for his own willful misconduct or willful breach of this Plan or the trust created pursuant to the provisions hereof.

5.9 Unless otherwise agreed to by the Company, the members of the Committee shall serve without compensation for services as such, but all reasonable expenses incurred in the performance of their duties shall be paid by the Company. Unless otherwise determined by the Board of Directors or unless required by any Federal or State law, no member of the Committee shall be required to give any bond or other security in any jurisdiction.

5.10 All expenses incurred prior to the termination of the Plan that shall arise in connection with the administration of the Plan, including but not limited to administrative expenses and compensation and other expenses and charges of any actuary, counsel, accountant, specialist, or other person who shall be employed by the Committee in connection with the administration thereof, shall be paid by the Company or by an Employer.





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                                   ARTICLE 6

                               CLAIMS PROCEDURES

6.1 Any Employee, beneficiary, or his duly authorized representative may file a claim for a plan benefit to which the claimant believes that he is entitled. Such a claim must be in writing on a form provided by the Plan Administrator and delivered to the Administrator in person or by mail, postage paid. Within ninety (90) days after receipt of such claim, the Administrator shall send to the claimant by mail, postage prepaid, notice of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event shall the extension exceed ninety (90) days from the end of the initial period. If such extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial 90-day period. The Administrator may, in its discretion, deny or grant a claim in whole or in part as provided by the Plan. If notice of the denial of a claim is not furnished in accordance with this section, the claim shall be deemed denied and the claimant shall be permitted to exercise his right to review pursuant to Sections 6.3 and 6.4.

6.2 The Administrator shall provide, to every claimant who is denied a claim for benefits, written notice setting forth in the manner calculated to be understood by the claimant:

         (A)     The specific reason or reasons for the denial or adjustment;





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
         (B)     Specific reference to pertinent Plan provisions;

         (C) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and

         (D)     An explanation of the Plan's claim review procedure.

6.3 Within sixty (60) days after the receipt by the claimant of written notification of the denial (in whole or in part) of his claim, the claimant or his duly authorized representative, upon written application to the Committee, in person or by certified mail, postage prepaid, may request a review of such denial, may review pertinent documents, and may submit issues and comments in writing.

6.4 Upon its receipt of notice of a request for review, the Committee shall make a prompt decision on the review. The decision on review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent plan provision on which the decision is based. The decision on review shall be made not later than sixty (60) days after the Committee's receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than 120 days after receipt of a request for review. If an extension is necessary, the claimant shall be given written notice





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
         of the extension prior to the expiration of the initial 60-day period. If notice of the decision on the review is not furnished in accordance with this Section 6.4, the claim shall be deemed denied and the claimant shall be permitted to exercise his right to legal remedy pursuant to Section 6.5.

6.5 After exhaustion of the claims procedure as provided under this Plan, nothing shall prevent any person from pursuing any other legal remedy.





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
                                   ARTICLE 7

                        AMENDMENT OR TERMINATION OF PLAN

7.1 The Board of Directors reserves the power at any time and from time to time, and retroactively if deemed necessary or appropriate, to modify or amend in whole or part any or all of the provisions of the Plan. Alternatively, should the Board of Directors, in its sole discretion, determine that due to a change in Federal or State law (a) the Employer's marginal tax rate has been reduced below thirty-three percent (33%) or (b) for any reason other than that described in clause (a) above, the Employer's cost of providing the benefits otherwise payable pursuant to this Plan has materially increased, the Employer may reduce the benefit payments due hereunder for all periods subsequent to the date thereof (or the date of the tax change if earlier); provided, however, that in no event shall such reduction adversely affect the payment of the Total Deferrals and provided further that such benefit shall not be decreased to less than that which would be determined by using the ten year U. S. Treasury Bill rate compounded annually in effect at the date of such change.

7.2 The Board of Directors reserves the power to discontinue or terminate the Plan at any time. Upon termination the Board of Directors may, in its sole discretion, determine whether to continue the Plan as to existing deferrals or whether to pay out such amounts as a Pre-Retirement Benefit as provided in Section 4.1.





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7.3      Any such amendment, discontinuance or termination shall be effective at such date  as the Board of Directors shall determine.





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                                   ARTICLE 8

                               GENERAL PROVISIONS

8.1 Neither this Plan nor any action taken with respect to it shall confer upon any person the right to be continued in the employment of the Employer.

8.2. The provisions of the Plan shall be construed, administered and enforced according to applicable Federal law and the laws of the State of Mississippi.

8.3 No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person. If any person entitled to benefits under the Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt is made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefit shall cease and terminate in the discretion of the Administrator, and it may hold or apply the same or any part thereof to the benefit of any dependent or beneficiary or such person, in such manner and proportion as it may deem proper.





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
8.4 If the Administrator determines that any person entitled to payments under the Plan is incompetent by reason of physical or mental disability, it may cause all payments thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow the application of amounts so paid. Administrator may, as a condition of making payment, require the appointment of a guardian or conservator for such person by a court having jurisdiction. Payments made pursuant to this section shall completely discharge the Administrator and Employer.

8.5 The Employer's obligation to make payments to any person under this Plan is purely contractual and the parties do not intend that the amounts payable hereunder be held by the Employer in trust or as a segregated fund for the Employee, the Beneficiary, or other person entitled to payments hereinbefore described. The benefits provided under this Plan shall be payable solely form the general assets of the Employer and neither the Employee, the Beneficiary or other person entitled to payments hereinbefore provided shall have any interest in any assets of the Employer by virtue of this Plan. The Plan merely grants the Employee, the Beneficiary or other persons entitled payments hereinbefore described the contractual right to receive future benefits. Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise of Employer to pay money in the future.

8.6 All communications in connection with the Plan made by a Participant shall become effective only when duly executed on forms provided by and filed with the Administrator.

8.7 Notwithstanding any other provision of this Plan, if the Participant's employment with Employer terminates due to a change in control prior to Participant meeting the requirements of Section 4.4 hereof, Employee will be entitled to Termination Benefits as provided in
         Section 4.2 but the amount of the benefit will be the present value of the Pre Retirement and Post Retirement benefits set forth in the Deferral Agreement using interest factors implied in said Deferral Agreement. This section shall apply for two (2) years after a change of control has occurred. A change on control shall mean an occurrence whereby:

         (A) Any person, partnership, corporation, trust or similar entity or group shall acquire or control, after the date hereof, more than twenty-five (25%) of the voting securities of the Employer in a transaction or series of transactions or

         (B) At any time during any two (2) year period a majority of the Board of Directors of the Employer is not comprised of individuals who were members of such Board of Directors at the commencement of such two (2) year period.

         For purposes of this definition the term "Group" shall mean any persons who act in concert within the meaning of Section 14(d)(2) of the Securities Exchange Act of 1934 as Amended.

8.8 The employer reserves the right to withhold all applicable Federal, State and local taxes on any monies paid to employees under the Plan.

8.9 Notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United states certified mail, return receipt requested, postage prepaid, addressed to the parties at the addresses shown on the Deferral Agreement.





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
                                AMENDMENT NO. 1
                         TO THE EXECUTIVE AND DIRECTORS
                            DEFERRED INCOME PLAN OF
                             DEPOSIT GUARANTY CORP.


         Pursuant to Article 7 of the Executive and Directors Deferred Income Plan of Deposit Guaranty Corp. the following Section 4.7 is added to
         Article 4 effective January 1, 1989:

"4.7     Early Retirement Payments

         Notwithstanding the provisions of 4.2 above, if a Participant who has attained age 55 and has ten years of service as defined by the Employer's Qualified Retirement Plan shall elect to take early retirement pursuant to said Qualified Retirement Plan, such Participant shall be paid post-retirement payments as provided in
         Section 4.4 in lieu of any termination benefits under Section 4.2.
         The Administrative Committee may in its sole discretion authorize payments to be made pursuant to Section 4.2 in lieu of benefits provided under this Section if it deems such payment to be in the best interest of the Participant, the Plan and the Employer."





                                       78